UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 29, 2012

OMEGA HEALTHCARE INVESTORS, INC.
(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 International Circle
 Suite 3500
Hunt Valley, Maryland 21030
(Address of principal executive offices / Zip Code)

(410) 427-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.02.           Termination of a Material Definitive Agreement.

As previously reported, on March 19, 2012, Omega Healthcare Investors, Inc. accepted for purchase approximately $169 million aggregate principal amount of its outstanding 7% Senior Notes due 2016 pursuant to the terms of its Offer to Purchase and Consent Solicitation Statement dated March 5, 2012, following which approximately $6 million in aggregate principal amount of the 2016 Notes remained outstanding.  The 2016 Notes were originally issued under an Indenture dated as of December 30, 2005, as amended and supplemented, by and among Omega, certain of its subsidiaries, as guarantors, and U.S. Bank National Association, as Trustee.

As previously reported, on March 19, 2012, at Omega’s direction, the Trustee gave notice of Omega’s election to redeem all of the remaining 2016 Notes on March 27, 2012.

On March 27, 2012, Omega irrevocably deposited $6,306,966.40 with the Trustee, for application to the payment of the redemption price of the remaining 2016 Notes.  The redemption price consisted of 102.333% of the principal amount of the remaining 2016 Notes, plus accrued and unpaid interest on such notes to, but not including, the date of redemption.

On March 29, 2012, the obligations of Omega and its subsidiary guarantors under the 2016 Notes, the Indenture governing the 2016 Notes and the related subsidiary guarantees were terminated, and the Indenture was discharged.  Notwithstanding the satisfaction and discharge of the 2016 Notes, the Indenture and the subsidiary guarantees, certain customary provisions of the Indenture relating to the compensation and indemnification of the Trustee and the application of trust money will survive.

U.S. Bank National Association has performed corporate trust services for Omega from time to time, for which it has received customary compensation, and may do so again in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.
(Registrant)

Dated: March 30, 2012	By:	/s/ C. Taylor Pickett
C. Taylor Pickett
President and Chief Executive Officer